Exhibit 99.1

Ocwen Financial Corporation®

Ocwen Appoints Phyllis Caldwell Chair of the Board of Directors

Carol Galante Appointed as an Independent Director of the Board of Directors

West Palm Beach, FL (February 19, 2016) – Ocwen Financial Corporation (NYSE:OCN), a leading financial services holding company, announced today that effective March 15, 2016, current independent director Phyllis R. Caldwell will replace Barry N. Wish as Chair of the Company’s Board of Directors. The Board of Directors made this change to provide for a smooth and orderly transition after Mr. Wish informed the Board that he did not wish to stand for re-election at the Company’s annual shareholder meeting in May 2016. William H. Lacy, a member of the Board of Directors since 2002, has also informed the Board that he does not wish to stand for re-election at the Company’s 2016 annual shareholder meeting.

Phyllis Caldwell joined Ocwen’s Board of Directors in January 2015, and has provided significant insight and guidance on the strategic and operational direction of the company. A finance and economic development advisor, Ms. Caldwell previously served as Chief of the Homeownership Preservation Office at the U.S. Department of the Treasury where she was responsible for oversight of the U.S. housing market stabilization, economic recovery, and foreclosure prevention initiatives established through the Troubled Asset Relief Program (TARP).

Ms. Caldwell is currently the Chair of the Independent Review Committee of Ocwen’s Board of Directors and a member of the Nomination/Governance Committee, Compliance Committee and Executive Committee.

“Serving on Ocwen’s Board of Directors has been a pleasure and honor,” commented Barry Wish, outgoing Non-Executive Chair of Ocwen’s Board of Directors. “I am extremely pleased that Phyllis will be assuming this leadership role at such an important time for the company. Phyllis’ character, deep experience in the housing and mortgage markets, and commitment to borrowers and communities makes her the right choice to move Ocwen forward and emerge as a stronger company with the highest standards in our industry.”

The Board of Directors also appointed Carol J. Galante as a new independent director effective as of the day following the filing of Ocwen’s Form 10-K with the SEC. Ms. Galante, former FHA Commissioner and currently the I. Donald Terner Distinguished Professor in Affordable Housing and Urban Policy at UC Berkeley, will join Jacques J. Busquet, former Chief Risk Officer and Managing Director of Natixis North America LLC, as the company’s newest independent directors. Mr. Busquet joined the Board of Directors in January 2016.

“We thank both Barry Wish and Bill Lacy for their many years of leadership and service” commented Ronald Faris, President and Chief Executive Officer of Ocwen. “While both Barry’s and Bill’s leadership and expertise will be greatly missed, we look forward to the company’s next chapter under our new Chair Phyllis Caldwell. I have worked closely with Phyllis over the last year, and she has an ideal blend of experience and knowledge of the mortgage and housing sectors as well as a keen focus on best practices for corporate governance.”

“We are also very excited to announce the appointment of Carol Galante to our Board of Directors. We are confident that Carol’s housing, mortgage and policy expertise will contribute to meeting our long-term goals and serve the interests of all our stakeholders,” added Mr. Faris.

Following the appointment of Ms. Galante, Ocwen’s Board will consist of nine independent directors along with Mr. Faris. Mr. Wish and Mr. Lacy intend to continue to serve as directors until the Company’s annual shareholder meeting.

Phyllis R. Caldwell

Ms. Caldwell has served as a Director of Ocwen since January 2015. A finance and economic development advisor, Ms. Caldwell previously served as Chief of the Homeownership Preservation Office at the U.S. Department of the Treasury from November 2009 to December 2011where she was responsible for oversight of the U.S. housing market stabilization, economic recovery, and foreclosure prevention initiatives established through the TARP. From December 2007 to November 2009, Ms. Caldwell was the President and Chief Executive Officer of the Washington Area Women’s Foundation. Prior to such time, Ms. Caldwell held various leadership roles during her eleven years at Bank of America until her retirement from Bank of America in 2007, serving most recently as President of Community Development Banking. Since January 2014, Ms. Caldwell has served as an independent director of both American Capital Senior Floating, Ltd. (NASDAQ: ACSF) and City First Bank of DC. Ms. Caldwell has also served on the boards of numerous non-profit organizations engaged in housing and community development finance.

Ms. Caldwell received her Master of Business Administration from the Robert H. Smith School of Business at the University of Maryland, College Park and holds a Bachelor of Arts in Sociology, also from the University of Maryland.

Carol J. Galante

Ms. Galante is the I. Donald Terner Distinguished Professor in Affordable Housing and Urban Policy and the Faculty Director of the Terner Center for Housing Innovation at UC Berkeley. She also co-chairs the Policy Advisory Board of the Fisher Center of Real Estate and Urban Economics. Ms. Galante served in the Obama Administration for over five years as the Assistant Secretary for Housing/Federal Housing Administration Commissioner at the U.S. Department of Housing and Urban Development (HUD) and as the Deputy Assistant Secretary for Multifamily Housing programs.

As FHA Commissioner during the recent financial crisis, Ms. Galante provided key leadership in the housing sector including strengthening FHA’s infrastructure and policies while providing access to credit that helped stabilize the housing market. Prior to her appointment at HUD, Ms. Galante was President and Chief Executive Officer of BRIDGE Housing Corporation, the largest non-profit developer of affordable, mixed-income and mixed-use developments in California.

Ms. Galante holds a Master of City Planning from U.C. Berkeley, and a Bachelor of Arts from Ohio Wesleyan.

Jacques J. Busquet

Mr. Busquet has served as a Director of Ocwen since January 2016. Mr. Busquet was formerly Chief Risk Officer and Managing Director of Natixis North America LLC and a member of the Executive Committee from April 2008 to February 2015. Prior to that, Mr. Busquet was Executive Vice President and member of the Executive Committee of Calyon Americas (formerly Credit Lyonnais Americas) in charge of Risks, Compliance, Legal, Regulatory Affairs and Asset Recovery from 1998 to March 2008. Since 2005, Mr. Busquet has served as a director of Prolitec Inc., a privately-held commercial air scenting company. From 2012 to March 2015, Mr. Busquet was a trustee of the Institute of International Bankers. From 2003 to 2009, Mr. Busquet was a trustee of the African Wildlife Foundation and the Chair of its Audit Committee for two years.

Mr. Busquet has a Master of Business Administration in Finance from each of The Wharton School of the University of Pennsylvania and Hautes Études Commerciales (HEC), Paris.

About Ocwen Financial Corporation

Ocwen Financial Corporation is a financial services holding company which, through its subsidiaries, originates and services loans. We are headquartered in West Palm Beach, Florida, with offices throughout the United States and in the U.S. Virgin Islands and operations in India and the Philippines. We have been serving our customers since 1988. We may post information that is important to investors on our website (www.Ocwen.com).

FOR FURTHER INFORMATION CONTACT:

Investors:	Media:
Stephen Swett	John Lovallo	Dan Rene
T: (203) 614-0141	T: (917) 612-8419	T: (202) 973 -1325
E: shareholderrelations@ocwen.com	E: jlovallo@levick.com	E:drene@levick.com